EXHIBIT 10.17

AMENDED EXCLUSIVE LICENSE AGREEMENT

This Amendment to Exclusive License Agreement is made and entered into effective January 1, 2017 by and between Co-Diagnostics, Inc. (“Licensee”) and Brent Satterfield (“Licensor”) to that certain license agreement (“License Agreement”) dated April 18, 2014 between Licensee and DNA Logix, Inc. , which as been assigned to Licensor.

WHEREAS, the parties desire to amend the License Agreement to provide for retirement of accrued royalties payable and to modify certain other terms and conditions of the License Agreement.

NOW THEREFORE, in consideration of the promises and covenants contained herein the parties agree as follows:

1.	Paragraph 4.2 shall be deleted.

2.	Paragraphs 5.1-5.4 shall be amended in their entirely as follows:

“The Parties agree that as of January 1, 2017 a total amount equal to $700,000 shall be due and payable to Licensor for accrued royalties, including an amount equal to $107,500 as consideration of execution of this Amendment. All such accrued royalties shall be paid by Licensor in monthly payments of $10,000 commencing January 15, 2017 and continuing each month on the same date of the month until paid in full. In addition, in the event Licensor is successful in completing a major financing of at least $10 million, Licensee agrees to make a one-time payment of $100,000 credited to the accrued royalties.”

3.	Paragraph 5.5 shall be amended in its entirety to read as follows:

“Termination of Royalty Payments. Licensee’s obligation to pay royalties for use of the Licensed Technology under this Agreement shall terminate upon the Effective Date of this Agreement subject to payments due under Paragraph 2 hereof.

Mandatory Change in Control Payment. In addition, in the event Licensee enters into a transaction in which there is a Change of Control, Licensee shall pay to Licensor a one-time payment of $5,000,000. A Change in Control shall be defined as any transaction in which an acquisition by any person, or group of persons acting in concert, of shares of capital stock of the Company enables such person or persons to cast 50% or more of the votes entitled to be voted at any meeting to elect director or in the event that all or substantially all of the assets of the Company are sold to a third party.” Provided, however, a public financing , in which stock is sold to the general public shall not be considered a change of Control subject to this paragraph.

There shall be two events in which the mandatory Change in Control payment need not be paid: (1) In the event the Company is publically traded and Licensor sells portions of his Company stock and realizes net proceeds in excess of $5 million; and (2) In the event, the Company receives a buy-out offer that is consummated and Licensor’s share of the proceeds based on his share ownership of the Company exceeds $20 million.

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4.	Paragraph 11.3 shall be amended by adding the following subsection D:

“D. In the event the Licensee has not generated gross income from the sale of products that are based upon the Licensed Technology on or before December 31, 2021.”

This Amended Exclusive License Agreement is effective the day and year first above written.

CO-DIAGNOSTICS, INC.

	/s/ Dwight Egan	/s/ Brent Satterfield
By	Dwight H. Egan, CEO	Brent Satterfield
	March 1, 2017	March 1, 2017

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